Exhibit 4.3

THE COMPANIES SET OUT IN SCHEDULE A - and – COSTAMARE SHIPPING SERVICES LTD. SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made on the      day of April 2025, BY AND BETWEEN:

(1)
THE COMPANIES SET OUT IN SCHEDULE A (the “Original Party Subsidiaries” and each an “Original Party Subsidiary”); and

(2)
COSTAMARE SHIPPING SERVICES LTD., a corporation organized and existing under the laws of the Republic of the Marshall Islands (the “Service Provider”).

WHEREAS:

(A)
Each Original Party Subsidiary owns and operates one Ship (as defined below) and is a wholly-owned (direct or indirect) Subsidiary of Costamare Bulkers Holdings Limited, a Marshall Islands corporation (the “Parent”).

(B)
The Service Provider has the benefit of experience in the representation of shipowning companies, the offering of charter broking, insurance broking and sale and purchase broking services and the offering of certain other services.

(C)
Each Original Party Subsidiary and the Service Provider desire to adopt this Agreement pursuant to which the Service Provider shall represent each Original Party Subsidiary in its dealings with third parties and provide commercial, broking, administrative and certain other services to each such Original Party Subsidiary as specified herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE:

ARTICLE I

INTERPRETATION

SECTION 1.1.  In this Agreement, unless the context otherwise requires:

“Accession Letter” means a letter substantially in the form set out in Schedule B.

“Additional Party Subsidiary” shall have the meaning set forth in Section 13.1.

“Affiliates” means, with respect to any person as to any particular date, any other persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the person in question, and Affiliates means any of them.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Period” shall have the meaning set forth in Section 8.4.

“Applicable Fraction” means, in relation to a Payment Date, a fraction having as numerator number 1 and as denominator a number equal to the number of the Party Subsidiaries as of such Payment Date.

“Automatic Resigning Party Subsidiary” shall have the meaning set forth in Section 13.3.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.  For purposes of this definition, such person or group shall be deemed to Beneficially Own any outstanding voting securities of a company held by any other company that is Controlled by such person or group.  The term “Beneficially Own” and similar capitalized terms shall have analogous meanings.

“Board of Directors” means the board of directors of the Parent as the same may be constituted from time to time.

“Business Days” means a day (excluding Saturdays and Sundays) on which banks are open for business in Monaco, Athens, Greece, and New York, New York, USA.

“Change in Control of the Service Provider” means (a) a sale of all or substantially all of the assets or property of the Service Provider necessary for the performance of the Service Provider’s services under this Agreement, (b) a sale of the Service Provider’s shares that would result in Konstantakopoulos Entities Beneficially Owning, directly or indirectly, less than 50.1% of the total voting power of the outstanding voting securities of the Service Provider or (c) a merger, consolidation or similar transaction, that would result in Konstantakopoulos Entities Beneficially Owning, directly or indirectly, less than 50.1% of the total voting power of the outstanding voting securities of the resulting entity following such transaction.

“Change in Control of the Parent” means the occurrence of any of the following events: (a) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including a group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(10) under the Exchange Act (other than one or more Konstantakopoulos Entities) (collectively, an “Acquiring Person”) becomes the Beneficial Owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities of the Parent, which voting power represents a higher percentage than that of the Konstantakopoulos Entities, collectively; or (b) the approval by the shareholders of the Parent of a proposed merger, consolidation or similar transaction, as a result of which any Acquiring Person becomes the Beneficial Owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities of the resulting entity following such transaction, which voting power represents a higher percentage than that of the Konstantakopoulos Entities, collectively; or (c) a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors immediately after the Distribution Date, or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then still in office or who were either directors immediately after the Distribution Date or whose nomination or election was previously so approved.

“Control” or “Controlled” means, with respect to any person, the right to elect or appoint, directly or indirectly, a majority of the directors of such person or a majority of the persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such person or the possession of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Force Majeure” shall have the meaning set forth in Section 10.1.

“Initial Term” shall have the meaning set forth in Section 12.1.

“Konstantakopoulos Entities” means:

(a)	Konstantinos Konstantakopoulos, Christos Konstantakopoulos, Achillefs Konstantakopoulos or Vassileios Konstantakopoulos;

(b)	any spouse or lineal descendant of any of the individuals set out in paragraph (a) above;

(c)	any person Controlled by, or under common Control with, any such individual or combination of such individuals as set out in paragraphs (a) and (b) above; and

(d)	any trust or foundation where any of the individuals as set out in paragraphs (a) and (b) above or any person as set out in paragraph (c) is, in each case, a beneficiary.

“Newbuild” means a new vessel to be or which has just been constructed, or is under construction, pursuant to a shipbuilding contract or other related agreement entered into by the relevant Party Subsidiary.

“Party Subsidiaries” means, at any time, the Original Party Subsidiaries and the Additional Party Subsidiaries, without reference to any of the Original Party Subsidiaries or Additional Party Subsidiaries that has ceased to be a Party Subsidiary in accordance with Section 13.2 or Section 13.3 and “Party Subsidiary” shall be construed accordingly.

“Payment Date” means the first Business Day falling immediately before each of 30 March, 30 June, 30 September and 30 December of each calendar year.

“Registration Rights Agreement” means the amended and restated registration rights agreement made or (as the context may require) to be made between the Parent and the stockholders named therein.

“Related Service Provider” means any Konstantakopoulos Entity or any Affiliate thereof, in each case, appointed as Sub-Provider in accordance with the terms of this Agreement.

“Resignation Letter” means a letter substantially in the form set out in Schedule C.

“Resigning Party Subsidiary” shall have meaning set forth in Section 13.2.

“Separation and Distribution Agreement” shall mean the agreement dated as of        2025, between the Costamare Inc. and the Parent, pursuant to which the latter will be separated from Costamare Inc. and its shares will be distributed to Costamare Inc.’s shareholders.

“Service Provider” shall have the meaning set forth in the preamble.

“Service Provider Related Parties” shall have the meaning set forth in Section 10.2.

“Services” shall have the meaning set forth in Section 2.2.

“Services Fee” shall have the meaning set forth in Section 8.1.

“Ship” means any ocean-going vessel (whether in its construction phase or operational) that is intended to be used primarily to transport cargoes or goods (in dry, liquid, gas or in bulk or containerized or in any other form whatsoever).

“Sub-Provider” shall have the meaning set forth in Section 2.3.

“Subsequent Term” shall have the meaning set forth in Section 12.1.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Vessel” means any Ship owned and operated by a Party Subsidiary and “Vessels” means together all or any of them.

SECTION 1.2.  The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

SECTION 1.3.  All the terms of this Agreement, whether so expressed or not, shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 1.4.  Unless otherwise specified, all references to money refer to the legal currency of the United States of America.

SECTION 1.5.  Unless the context otherwise requires, words in the singular include the plural and vice versa.

SECTION 1.6.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

SECTION 1.7.  Any reference to “person” includes an individual, body corporate, limited liability company, partnership, joint venture, cooperative, trust or unincorporated organization, association, trustee, domestic or foreign government or any agency or instrumentality thereof, or any other entity recognized by law.

SECTION 1.8.  Any reference to an enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended.

SECTION 1.9.  Any reference to (or to any specified provision of) this Agreement or any other document shall be construed as reference to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties.

SECTION 1.10.  Any reference to clauses, appendices and schedules shall be construed as reference to clauses of, appendices to and schedules to this Agreement and references to this Agreement includes its appendices and schedules.

ARTICLE II

APPOINTMENT

SECTION 2.1.  The Service Provider is hereby appointed by each Party Subsidiary as its:

(a)
representative;

(b)
sale and purchase broker (including newbuildings);

(c)
chartering broker;

(d)
marine insurance broker and advisor; and

(e)
average adjuster advisor,

and hereby accepts such appointment on the terms and conditions of this Agreement.

SECTION 2.2.  The Service Provider agrees to provide the services specified in Articles V, VI and VII of this Agreement (collectively the “Services”). The Party Subsidiaries and the Service Provider each hereby agree that in the performance of this Agreement, the Service Provider is acting solely on behalf of, as agent of and for the account of, the relevant Party Subsidiary.  The Service Provider may advise persons with whom it deals on behalf of any Party Subsidiary that it is conducting such business for and on behalf of, such Party Subsidiary.

SECTION 2.3.  The Service Provider may upon notice to the Party Subsidiaries appoint any person (a “Sub-Provider”) at any time throughout the duration of this Agreement to discharge any of the Service Provider’s duties under this Agreement, provided that if such person is not a Related Service Provider, the Service Provider shall obtain the written consent of the Party Subsidiaries prior to such appointment (such consent shall not be unreasonably withheld or delayed). The Service Provider shall appoint a Sub-Provider either by entering into an agreement (such agreement to be on terms to be agreed between the parties thereto and only in respect of such of the Services that the Service Provider wishes such Sub-Provider to discharge) directly with such Sub-Provider (for the avoidance of doubt, unless otherwise agreed in writing, no Party Subsidiary shall have any responsibility for any fees or costs incurred under any such agreement) or by directing such Sub-Provider to enter into an agreement directly with the relevant Party Subsidiary (such agreement to be on terms to be agreed between the parties thereto and only in respect of such of the Services that the Service Provider wishes such Sub-Provider to discharge).  Upon request, each Party Subsidiary shall provide written confirmation to the Service Provider or, as the case may be, a Sub-Provider, that such Party Subsidiary and its Vessel are being provided certain Services by the Service Provider or, as the case may be, the relevant Sub-Provider.

SECTION 2.4.  The Service Provider’s power to delegate performance of any provision of this Agreement, including delegation by directing a Sub-Provider to enter into an agreement directly with a Party Subsidiary in accordance with Section 2.3, shall not limit the Service Provider’s liability to the Party Subsidiaries to perform this Agreement with the intention that the Service Provider shall remain responsible to the Party Subsidiaries for the due and timely performance of all duties and responsibilities of the Service Provider hereunder, PROVIDED HOWEVER, that to the extent that any Sub-Provider has performed any such duty, the Service Provider shall not be under any obligation to perform again the same duty.

ARTICLE III

THE PARTY SUBSIDIARIES’ GENERAL OBLIGATIONS

SECTION 3.1.  The Party Subsidiaries shall notify the Service Provider as soon as possible of any purchase of any vessel (whether the same is a second-hand vessel or a Newbuild), the delivery of any Newbuild from the relevant builder or intermediate seller to the relevant Party Subsidiary, the sale of any Vessel, the purchase or creation of any direct or indirect subsidiary of the Parent or the sale or divestiture of any Party Subsidiary.

SECTION 3.2.  The Party Subsidiaries shall promptly amend Schedule A to be reflective of any Resigning Party Subsidiary, Automatic Resigning Party Subsidiary or Additional Party Subsidiary PROVIDED HOWEVER that failure to do so shall not affect which Subsidiary of the Parent is actually a Party Subsidiary at any given time.

SECTION 3.3.  The Party Subsidiaries shall pay punctually all sums due to the Service Provider under this Agreement in accordance with the terms hereof.

SECTION 3.4.  Each Party Subsidiary shall procure that any Subsidiary of the Parent which owns and operates a Ship shall become party to this Agreement. Each Party Subsidiary agrees that, save for any Konstantakopoulos Entity or any Affiliate thereof, it has engaged the Service Provider or any Sub-Provider to provide the Services on an exclusive basis and, without receiving the prior written approval of the Service Provider or before it has lawfully terminated this Agreement in accordance with its terms, it will not engage any other entity to provide any of the Services (unless such engagement only becomes effective after the termination of this Agreement).

ARTICLE IV

THE SERVICE PROVIDER’S GENERAL OBLIGATIONS

SECTION 4.1.  In the exercise of its duties hereunder, the Service Provider shall act in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it in writing by any Party Subsidiary.

SECTION 4.2.  For each Party Subsidiary or its Vessel or, as the case may be, Newbuild, the Service Provider shall act and do all and/or any of the acts or things described in this Agreement applicable to each such Party Subsidiary, Vessel or Newbuild in the name and/or on behalf of the relevant Party Subsidiary.

SECTION 4.3.  The Service Provider shall exercise commercially reasonable care to cause all material property of any Party Subsidiary to be clearly identified as such, held separately from the property of the Service Provider and, where applicable, held in safe custody.

SECTION 4.4.  The Service Provider shall exercise commercially reasonable care to cause adequate manpower to be employed by it to perform its obligations under this Agreement, PROVIDED HOWEVER, that the Service Provider, in the performance of its responsibilities under this Agreement, shall be entitled to have regard to its overall responsibilities in relation to the servicing of its clients and in particular, without prejudice to the generality of the foregoing, the Service Provider shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Service Provider considers to be fair and reasonable.

SECTION 4.5.  Notwithstanding anything to the contrary contained in this Agreement, the Service Provider agrees that any and all decisions of a material nature relating to any Party Subsidiary or its Vessel or Newbuild shall be reserved to such Party Subsidiary.

SECTION 4.6.  During the term hereof, the Service Provider shall promote the business of the Party Subsidiaries in accordance with the directions of the authorized representative or, as the case may be, representatives of the respective Party Subsidiary and shall at all times use commercially reasonable efforts to conform to and comply with the lawful and reasonable directions, regulations or recommendations made by such authorized representative or, as the case may be, representatives, and in the absence of any specific directions or recommendations as aforesaid and, subject to the terms and conditions of this Agreement, shall provide general administrative and advisory services in connection with the business of the Party Subsidiary always to the extent permitted by the Service Provider’s constitutional documents and governmental licenses/authorizations.

SECTION 4.7.  The Service Provider, in the performance of its responsibilities under this Agreement, shall exercise commercially reasonable care to cause any purchases of products or services from any of its Affiliates to be on terms no less favorable to the Service Provider than the market prices for products or services that the Service Provider could obtain on an arm’s length basis from unrelated parties.

SECTION 4.8.  During the term hereof, the Service Provider agrees that it will provide the Services to the Party Subsidiaries on an exclusive basis and, without receiving the prior consent of the Party Subsidiaries, it will not provide any Services or other services contemplated herein to any entity other than to Costamare Inc. or any Affiliate thereof or the Konstantakopoulos Entities or any Affiliates thereof.

SECTION 4.9.  If a Vessel (which expression for the purposes of this Section shall include any Newbuild to be acquired by a Party Subsidiary) and a Ship directly or indirectly owned and operated by an unaffiliated third party are both available and meet the criteria for a charter being fixed by the Service Provider, the Vessel shall be offered such charter first and the relevant Party Subsidiary shall have 48 hours from such offer being received to accept such offer, failing which such charter shall be then offered to the relevant third party.

SECTION 4.10.  The Service Provider shall at all times maintain appropriate and necessary accounts and records as regards the Services and shall make the same available for inspection and auditing by the Party Subsidiaries at such times as may be mutually agreed by the Service Provider, on the one hand, and the Party Subsidiaries, on the other hand.

ARTICLE V

REPRESENTATION AND OTHER ADMINISTRATIVE SERVICES

SECTION 5.1.  The Service Provider shall provide certain representation and other administrative services to the Party Subsidiaries (in the case of paragraphs (a)(i), (ii), (vi) and (vii), (b), (c) and (d) upon request by the relevant Party Subsidiary), including the following:

(a)
representing each Party Subsidiary generally in its dealings and relations with third parties, including:

(i)
keeping all books and records of things done and transactions performed on behalf of any such Party Subsidiary as it may require from time to time, including, but not limited to, liaising with accountants, lawyers and other professional advisors;

(ii)
maintaining the general ledgers of any such Party Subsidiary;

(iii)
establishing bank accounts with such financial institutions as a Party Subsidiary may request, managing, administering and reconciling of such Party Subsidiary’s bank accounts;

(iv)
providing assistance in negotiating loan and credit terms with lenders and monitoring and administration of compliance with any applicable financing terms and conditions in effect with investors, banks or other financial institutions;

(v)
assisting with arranging board meetings of each such Party Subsidiary, director accommodation and travel for such board meetings and preparing meeting materials and detailed papers and agendas for scheduled meetings of the board of directors of any Party Subsidiary (and any and all committees thereof) that, where applicable, contain such information as is reasonably available to the Service Provider to enable the relevant board of directors (and any such committees) to base their opinion;

(vi)
preparation of periodic consolidated financial statements of the Party Subsidiaries, including, but not limited to, those required for governmental and regulatory or self-regulatory agency filings and reports to shareholders, arranging of the auditing and/or review of any such financial statements and the provision of related data processing services;

(vii)
preparing and providing (or procuring, at the relevant Party Subsidiary’s cost, a third party service provider to prepare and provide) tax returns required by any law or regulatory authority;

(b)
arranging for the provision of advisory services (either directly or, at the relevant Party Subsidiary’s cost, through a third party service provider) to ensure that such Party Subsidiary is in compliance with all applicable laws, including all relevant securities laws;

(c)
assisting the Party Subsidiaries in establishing and maintaining a system of internal controls sufficient to satisfy any applicable law or regulatory requirements; and

(d)
negotiating the terms and thereafter arranging for cash management services, in each case with a third party provider at the cost of such Party Subsidiary.

ARTICLE VI- INTENTIONALLY OMITTED

ARTICLE VII

BROKING AND OTHER COMMERCIAL SERVICES

SECTION 7.1.  The Service Provider shall provide to the Party Subsidiaries, upon request by the relevant Party Subsidiary, one or more of the following broking and other commercial services:

(a)
providing charter broking and other chartering services and all matters related thereto, including seeking and negotiating employment for each Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of such Vessel, whether on a voyage, time, demise, contract of affreightment or other basis (if  such contract exceeds a period of 36 months, consent in writing shall first be obtained from the relevant Party Subsidiary);

(b)
arranging of the proper payment to the relevant Party Subsidiary or its nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which such Party Subsidiary may be entitled arising out of the employment or otherwise in connection with the relevant Vessel;

(c)
providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or dispatch moneys due from or due to the charterers of a Vessel;

(d)
issuing to the crew of a Vessel appropriate voyage instructions and monitoring voyage performance;

(e)
appointing agents in any port of the world, handling payments to such agents and auditing the expenses thereof;

(f)
carrying out the necessary communications with the shippers, charterers and others involved with the receiving and handling  of a Vessel at the relevant loading and discharging ports;

(g)
invoicing on behalf of the relevant Party Subsidiary all freights, hires, demurrage, outgoing claims, refund of taxes, balances of disbursements, statements of account and other sums due to a Party Subsidiary and account receivables arising from the operation of a Vessel and, upon the request of the relevant Party Subsidiary, issuing releases on behalf of such Party Subsidiary upon receipt of payment or settlement of any such amounts;

(h)
preparing off-hire statements and/or hire statements;

(i)
providing marine insurance broking and advisory services and all matters related thereto, including seeking and negotiating insurance cover for each Vessel, the conclusion (including the execution thereof) of the relevant insurance contacts or entries for such Vessel, and the payment of the relevant insurance premiums or P&I calls (either directly or by employing the services (at the relevant Party Subsidiary’s cost) of a third party broker);

(j)
providing ship sale and purchase broking services and all matters related thereto, including the seeking and the negotiation of any sale and purchase agreement of a Vessel (whether a second-hand or Newbuild), the supervision of such sale or purchase and the performance of any sale or purchase agreement (either directly or by employing the services (at the relevant Party Subsidiary’s cost) of a third party broker);

(k)
providing newbuilding, conversion and shiprepair broking services and all matters related thereto (either directly or by employing the services (at the relevant Party Subsidiary’s cost) of a third party broker);

(l)
providing average adjusting services and all matters related thereto in relation to a Vessel; and

(m)
managing relationships between any Party Subsidiary and any existing or potential charterers, shipbuilders, shiprepair yards, insurers, lenders, shipmanagers, manning agents and other shipping industry service providers/participants.

ARTICLE VIII

SERVICES FEES AND EXPENSES

SECTION 8.1.  In consideration of the Service Provider providing the Services to each Party Subsidiary, each such Party Subsidiary shall pay the Service Provider the following fees (together, the “Services Fees” and, on a per Party Subsidiary/Vessel basis, the “Service Fee”):

(a)
monthly in arrears, a fee in United States Dollars equal to 1.10% calculated on the aggregate of the gross freight, demurrage, charter hire, ballast bonus or other income obtained for the employment of the Vessel of the relevant Party Subsidiary during the term hereof, payable to the Service Provider, only to the extent such freight, demurrage, charter hire, ballast bonus or other income, as the case may be, is received as revenue; and

(b)
on each Payment Date falling after the date of this Agreement a fee equal to the Applicable Fraction of US$667,000 payable in cash; PROVIDED HOWEVER, that in the case of the first Payment Date after the Distribution Date, such fee will be an amount equal to the Applicable Fraction of the product of (i) US$multiplied by (ii) a fraction, the numerator of which is the number of days in the quarter in which such Payment Date occurs that have elapsed since and including the Distribution Date, and the denominator of which is the total number of days in such quarter; and

(c)
on each Payment Date falling after the date of this Agreement, a fee in United States Dollars (the “Relevant Fee”) equal to the Applicable Fraction of:

A x B

PROVIDED HOWEVER, that the Service Provider has the right to request in writing (the “Share Request”) to receive from each Party Subsidiary instead of the Relevant Fee payable by such Party Subsidiary for such Payment Date, a number of common stock of the Parent equal to the Applicable Fraction of B for such Payment Date. Upon receipt of a Share Request by a Party Subsidiary, such Party Subsidiary shall pay the appropriate Relevant Fee to the Parent and shall procure that the Parent shall as soon as possible (i) deliver the relevant common stock to the Service Provider, (ii) advise the Transfer Agent accordingly and (iii) deliver to the Service Provider a duly executed Registration Rights Agreement providing for the transferability of such common stock to any of the Konstantakopoulos Entities; PROVIDED, HOWEVER, FURTHER that Service Provider is aware and acknowledges that there are limitations and restrictions on the circumstances under which it may offer to sell, transfer or otherwise dispose of the common stock to be acquired by it including certain restrictions on transfer under the applicable securities laws.

For purposes of this Section 8.1, all of the Services Fees are to be pro-rated to reflect the actual number of days that the relevant Subsidiary owns or charters-in each Vessel during the applicable period following the Distribution Date.

SECTION 8.2.  For the purposes of Section 8.1, the following terms shall have the following meanings:

“A” is, in relation to a Payment Date, the average of the closing price of the common stock of the Parent on the New York Stock Exchange for the ten trading days ending on such Payment Date; PROVIDED that in the event that the common stock of the Parent has traded on the New York Stock Exchange for fewer than ten trading days, such average will be equal to the closing price of the common stock of the Parent on the New York Stock Exchange for the total number of days that the common stock of the Parent has traded on the New York Stock Exchange until and including such Payment Date.

“B” is Y x 0.25%.

“Y” is, in relation to a Payment Date, the number of validly issued, fully paid and non-assessable shares of the common stock of the Parent outstanding as of the Distribution Date, as such number may be increased by a stock split or, as the case may be, may be reduced by a reverse stock split of the Parent’s common stock as of such Payment Date. For the avoidance of doubt, there were            shares of issued and outstanding common stock of the Parent as of the Distribution Date.

SECTION 8.3.  The Services Fees will be fixed throughout the term of this Agreement and shall not be subject to adjustment for Euro/U.S. Dollar exchange rate fluctuations or inflation, save that the Service Fee for each Vessel payable pursuant to Section 8.1(b) may be adjusted pursuant to Section 8.4.

SECTION 8.4.  The Services Fees payable pursuant to Section 8.1(b), for the 12-month period starting on January 1, 2026 and for each subsequent 12-month period falling thereafter (each such 12-month period referred to hereinafter as an “Annual  Period”) will, in each case, be adjusted upwards with effect from the beginning of such Annual Period if:

(a)
the average of the Euro/U.S. Dollar exchange rates during the 12-month period ending on the last day of the month of September falling before the commencement date of such Annual Period (such average being the average over the applicable period, as calculated by the Service Provider from the Euro Foreign Exchange Reference Rate published daily at 15:00 CET by the European Central Bank on www.ecb.int) evidence that the Euro has strengthened against the U.S. Dollar by more than five per cent (5%) from:

(i)
in the case of the first Annual Period starting on January 1, 2026, the rate existing on the business day immediately prior to the Distribution Date, and

(ii)
in the case of each subsequent Annual Period, the previous Euro/U.S. Dollar average calculated for the purposes of this Section 8.4 in respect of the immediately previous Annual Period,

by the average percentage amount by which the Euro has in each such case so strengthened against the U.S. Dollar; and/or

(b)
the Service Provider has incurred a material unforeseen increase in the cost of providing the Services, by an amount to be agreed between the Service Provider and the Party Subsidiaries, each acting in a commercially reasonable manner.

SECTION 8.5.  The Service Provider shall, subject to Section 8.6, pay for all usual office expenses incurred by it as the Service Provider.

SECTION 8.6.  Each Party Subsidiary hereby acknowledges that any capital expenditure, financial costs, operating expenses for its Vessel and any general and administrative expenses of such Party Subsidiary whatsoever are not covered by the Service Fee and any such expenditure, costs and expenses shall be paid fully by the relevant Party Subsidiary, whether directly to third parties (which for the avoidance of doubt shall include any Sub-Provider) or by payment to such third parties through the Service Provider and to the extent incurred by the Service Provider, shall be reimbursed to it by such Party Subsidiary.  The said capital expenditure, financial costs, operating expenses for each Party Subsidiary and its Vessel and general and administrative expenses of each Party Subsidiary include, without limiting the generality of the foregoing, items such as:

(a)
fees, interest, principal and any other costs due to a Party Subsidiary’s financiers and their respective advisors;

(b)
all voyage expenses and vessel operating and maintenance expenses relating to the operation and management of a Vessel (including crew costs, surveyor’s attendance fees, bunkers, lubricant oils, spares, survey fees, classification society fees, maintenance and repair costs, vetting expenses, etc.);

(c)
any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors or any other third parties whatsoever appointed by the Service Provider whether in its name or on behalf and/or in the name of any Party Subsidiary;

(d)
any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors or any other third parties (other than, if applicable, a Related Service Provider) whatsoever sub-contracted to the Service Provider in the normal and reasonable course of meeting the Service Provider’s duties and obligations under this Agreement including the duties provided in Articles V, VI and VII of this Agreement;

(e)
applicable deductibles, insurance premiums and/or P&I calls;

(f)
compensation expenses for employees other than of the Service Provider;

(g)
postage, communication, traveling, lodging, victualling, overtime, out of office compensation and out of pocket expenses of the Service Provider and/or its personnel, incurred in pursuance of the Services; and

(h)
any other out of pocket expenses that are incurred by the Service Provider in the performance of the Services pursuant to this Agreement.

SECTION 8.7.  The Service Provider shall have the right to demand the Service Fee payable in relation to each Party Subsidiary and its Vessel from either all the Party Subsidiaries or such Party Subsidiary.  By written notice to the Party Subsidiaries, the Service Provider may direct the Party Subsidiaries to pay any amounts owing by the Service Provider to any Sub-Provider pursuant to a subcontract of any provisions of this Agreement, directly to the relevant Sub-Provider.

SECTION 8.8.  In the event that this Agreement is terminated, other than by reason of default by the Service Provider, the Services Fees payable to the Service Provider under Section 8.1 shall be payable for a further period of three months from the termination date.  The fees payable for the said three months shall be paid in one lump sum in advance on the termination of this Agreement.

ARTICLE IX

CORPORATE PLANNING AND EXPENSES

SECTION 9.1.  The Service Provider shall maintain the records of all costs and expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts.

SECTION 9.2.  Insofar as any moneys are collected from third parties by the Service Provider under the terms of this Agreement (other than moneys payable by a Party Subsidiary to the Service Provider), such moneys and any interest thereon shall be held to the credit of the relevant Party Subsidiary in a separate bank account in the name thereof.  Interest on any such bank account shall be for the benefit of the relevant Party Subsidiary.

SECTION 9.3.  Notwithstanding anything contained herein to the contrary, the Service Provider shall in no circumstances be required to use or commit its own funds to finance the provision of the Services.

SECTION 9.4.  To the extent that a Related Service Provider has been appointed in accordance with the terms of Section 2.3, it is agreed by the Party Subsidiaries and the Service Provider for the benefit of such Related Service Provider that the provisions of Article VIII shall apply to such Related Service Provider as if such provisions were repeated herein, but with references to:

(a)
the “Service Provider” being deemed as references to the relevant Related Service Provider;

(b)
the “Services” being deemed as references to the services to be performed by such Related Service Provider under the relevant services agreement;

(c)
the “Vessels” being deemed as references to the Vessels being services by such Related Service Provider under a services agreement entered into directly with the relevant Party Subsidiaries;

(d)
the “Party Subsidiaries” being deemed as references to the relevant Party Subsidiaries; and

(e)
references to “this Agreement” being deemed as references to any services agreement signed by such Related Service Provider directly with the relevant Party Subsidiaries.

ARTICLE X

LIABILITY AND INDEMNITY

SECTION 10.1.  Save for the obligation of the Party Subsidiaries to pay any moneys or common stock due to the Service Provider hereunder, neither any Party Subsidiary nor the Service Provider shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of Force Majeure.  “Force Majeure” shall mean any cause whatsoever of any nature or kind beyond the reasonable control of the relevant Party Subsidiary or the Service Provider, including, without limitation, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.

SECTION 10.2.  The Service Provider, including its officers, directors, employees, shareholders, agents, sub-contractors and any Sub-Provider (the “Service Provider Related Parties”) shall be under no liability whatsoever to any Party Subsidiary or to any third party (including the crew of a Vessel) for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to a Vessel), and howsoever arising in the course of the performance of this Agreement, unless and to the extent that the same is proved to have resulted solely from the gross negligence or willful misconduct of the Service Provider, its officers, employees, agents, sub-contractors or any Sub-Provider.

SECTION 10.3.  Intentionally Omitted.

SECTION 10.4.  The Party Subsidiaries shall indemnify and hold harmless the Service Provider Related Parties against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement and against and in respect of any loss, damage, delay or expense of whatsoever nature (including legal costs and expenses on a full indemnity basis), whether direct or indirect, incurred or suffered by any Service Provider Related Party arising out of or in connection with the performance of this Agreement, unless incurred or suffered due to the gross negligence or willful misconduct of any Service Provider Related Party.

SECTION 10.5.  It is hereby expressly agreed that no employee or agent of the Service Provider (including any sub-contractor from time to time employed by the Service Provider) shall in any circumstances whatsoever be under any liability whatsoever to any Party Subsidiary or any third party for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment or agency and, without prejudice to the generality of the foregoing provisions in this Article X, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Service Provider or to which the Service Provider is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Service Provider acting as aforesaid, and for the purpose of all the foregoing provisions of this Article X, the Service Provider is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be the Service Provider’s servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.  Nothing in this Section 10.5 shall be construed so as to further limit any liability the Service Provider may have to the Party Subsidiaries under Section 10.2.

SECTION 10.6.  The provisions of this Article X shall survive any termination of this Agreement.

ARTICLE XI

RIGHTS OF THE SERVICE PROVIDER AND RESTRICTIONS ON THE SERVICE PROVIDER’S AUTHORITY

SECTION 11.1.  Except as may be provided in this Agreement or in any separate written agreement between any Party Subsidiary and the Service Provider or a Sub-Provider, the Service Provider and any Sub-Provider shall be an independent contractor and not the agent of any Party Subsidiary and shall have no right or authority to incur any obligation on behalf of any Party Subsidiary or to bind any Party Subsidiary in any way whatsoever.  Nothing in this Agreement shall be deemed to make the Service Provider or any Sub-Provider or any of their subsidiaries or employees an employee, joint venturer or partner of any Party Subsidiary.

SECTION 11.2.  Each Party Subsidiary acknowledges that the Service Provider or, as the case may be, any Sub-Provider shall have no responsibility hereunder, direct or indirect, with regard to the formulation of the business plans, policies, management or strategies (financial, tax, legal or otherwise) of any Party Subsidiary, which is solely the responsibility of each respective Party Subsidiary.  Each Party Subsidiary shall set its corporate policies independently through its respective board of directors and executive officers and nothing contained herein shall be construed to relieve such directors or officers of each respective Party Subsidiary from the performance of their duties or to limit the exercise of their powers.

SECTION 11.3.  Notwithstanding the other provisions of this Agreement:

(a)
the Service Provider or, as the case may be, any Sub-Provider may act with respect to a Party Subsidiary upon any advice, resolutions, requests, instructions, recommendations, direction or information obtained from such Party Subsidiary or any banker, accountant, broker, lawyer or other person acting as agent of or adviser to such Party Subsidiary and the Service Provider or, as the case may be, the relevant Sub-Provider shall incur no liability to such Party Subsidiary for anything done or omitted or suffered in good faith in reliance upon such advice, instruction, resolution, recommendation, direction or information made or given by such Party Subsidiary or its agents, in the absence of gross negligence or willful misconduct by the Service Provider or, as the case may be, the relevant Sub-Provider or their respective servants, and shall not be responsible for any misconduct, mistake, oversight, error of judgment, neglect, default, omission, forgetfulness or want of prudence on the part of any such banker, accountant, broker, lawyer, agent or adviser or other person as aforesaid;

(b)
the Service Provider or, as the case may be, a Sub-Provider shall not be under any obligation to carry out any request, resolution, instruction, direction or recommendation of any Party Subsidiary or its agents if the performance thereof is or would be illegal or unlawful; and

(c)
the Service Provider or, as the case may be, the relevant Sub-Provider shall incur no liability to any Party Subsidiary for doing or failing to do any act or thing which it shall be required to do or perform or forebear from doing or performing by reason of any provision of any law or any regulation or resolution made pursuant thereto or any decision, order or judgment of any court or any lawful request, announcement or similar action of any person or body exercising or purporting to exercise the legitimate authority of any government or of any central or local governmental institution in each case where the above entity has jurisdiction.

ARTICLE XII

TERMINATION OF THIS AGREEMENT

SECTION 12.1.  This Agreement shall be effective as of the Distribution Date and, subject to Sections 12.2, 12.3, 12.4 and 12.5, shall continue until December 31, 2030 (the “Initial Term”).  Thereafter the term of this Agreement shall be extended on a year-to-year basis (each a “Subsequent Term”) unless the Party Subsidiaries, at least 12 months prior to the end of the then current term, give written notice to the Service Provider that they wish to terminate this Agreement at the end of the then current term.  In no event will the term of this Agreement extend beyond the date falling ten years after the last day of the Initial Term.

SECTION 12.2.  The Party Subsidiaries shall be entitled to terminate this Agreement by notice in writing to the Service Provider if:

(a)
the Service Provider defaults in the performance of any material obligation under this Agreement, subject to a cure right of 20 Business Days following written notice by the Party Subsidiaries;

(b)
any moneys due and payable to the Party Subsidiaries or third parties by the Service Provider under this Agreement is not paid or accounted for within 10 Business Days following written notice by the Party Subsidiaries;

(c)
there is a Change in Control of the Service Provider; or

(d)
the Service Provider is convicted of, enters a plea of guilty or nolo contendere with respect to, or enters into a plea bargain or settlement admitting guilt for a crime (including, for the avoidance of doubt, fraud), which conviction, plea bargain or settlement is demonstrably and materially injurious to the Party Subsidiaries, PROVIDED ALWAYS, such crime is not a misdemeanor and PROVIDED ALWAYS further that such crime has been committed solely and directly by an officer or director of the Service Provider acting within the terms of his or her employment or office.

SECTION 12.3.  The Service Provider shall be entitled to terminate this Agreement by notice in writing to the Party Subsidiaries if:

(a)
any moneys payable by a Party Subsidiary under this Agreement is not paid when due or if due on demand within 20 Business Days following demand by the Service Provider;

(b)
a Party Subsidiary defaults in the performance of any other material obligations under this Agreement, subject to a cure right of 20 Business Days following written notice by the Service Provider; or

(c)
there is a Change in Control of the Parent.

SECTION 12.4.  Either party (the Party Subsidiaries acting as one) shall be entitled to terminate this Agreement by notice in writing to the other party if:

(a)
the other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of such other party are sold, seized or appropriated which, in the case of seizure or appropriation, is not discharged within 20 Business Days;

(b)
(i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) a petition is filed against the other party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 90 Business Days of its filing; (iii) the other party shall admit in writing its insolvency or its inability to pay its debts as they mature; (iv) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or a substantial part of its assets; (v) if an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or a substantial part of the other party’s undertaking, property or assets; or (vi) if an order is made or a resolution is passed for the other party’s winding up; OR

(c)
the other party is prevented from performing its obligations hereunder, in any material respect, by reasons of Force Majeure for a period of two or more consecutive months.

SECTION 12.5.  Upon the effective date of termination pursuant to this Article XII, the Service Provider shall promptly terminate its services hereunder, after taking reasonable commercial steps to minimize any interruption to the business of the Party Subsidiaries.

SECTION 12.6.  Upon termination, the Service Provider shall, as promptly as possible, submit a final accounting of funds received and disbursed under this Agreement and of any remaining Service Fee and/or any other funds due from any Party Subsidiary, calculated pro rata to the date of termination, and any non-disbursed funds of any Party Subsidiary in the Service Provider’s possession or control will be paid by the Service Provider as directed by such Party Subsidiary promptly upon the Service Provider’s receipt of all sums then due to it under this Agreement, if any.

SECTION 12.7.  Upon termination of this Agreement, the Service Provider shall release to the Party Subsidiaries the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to a Party Subsidiary or its Vessel or the provision of the Services.

SECTION 12.8.  Upon termination of this Agreement either by the Service Provider for any reason (other than pursuant to Section 12.4(c)) or by the Party Subsidiaries pursuant to Section 12.1, the Party Subsidiaries shall be liable to pay to the Service Provider as liquidated damages an amount in U.S. Dollars equal to the lesser of (a) ten times and (b) the number of full years remaining prior to the date falling ten years after the last day of the Initial Term times, in each case, the aggregate fees due and payable to the Service Provider under the terms of this Agreement during the 12-month period ending on the date of termination of this Agreement, PROVIDED ALWAYS, that the amount of liquidated damages payable thereunder shall never be less than two times the aggregate fees due and payable to the Service Provider under the terms of this Agreement during the 12-month period ending on the date of termination of this Agreement.

SECTION 12.9.  The provisions of this Article XII shall survive any termination of this Agreement.

ARTICLE XIII

ADDITION AND RESIGNATION OF SUBSIDIARIES

SECTION 13.1.  Any Subsidiary of the Parent owning and operating a Ship or having contracted with a view to operating a Newbuild and not already a Party Subsidiary, shall request it becomes a party to this Agreement (the “Additional Party Subsidiary”) as soon as possible after becoming the owner and operator of such Vessel or, as the case may be, contracting with a view to operating such Newbuild. The Additional Party Subsidiary shall become a party to this Agreement upon it and the Service Provider both executing a duly completed Accession Letter.

SECTION 13.2.  Any Party Subsidiary may request that it ceases to be a party to this Agreement (the “Resigning Party Subsidiary”) by delivering to the Service Provider a duly completed and executed Resignation Letter.  The Resigning Party Subsidiary shall cease to be a Party Subsidiary and shall have no further rights or obligations under this Agreement upon the Service Provider accepting such Resignation Letter by counter-signing the same.

SECTION 13.3.  Unless the parties hereto agree otherwise, any Party Subsidiary which is sold or otherwise transferred or distributed or finally dissolved or whose Vessel (including any Newbuild) is sold or becomes a total loss or of whose newbuilding contract is terminated or cancelled (the “Automatic Resigning Party Subsidiary”), shall be deemed to have resigned from this Agreement as of the date of such sale, loss, termination or cancellation without the need for any Resignation Letter to be delivered in accordance with Section 13.2, upon which the Automatic Resigning Party Subsidiary shall cease to be a Party Subsidiary and shall have no further rights or obligations under this Agreement (unless the parties hereto have agreed otherwise in writing).

ARTICLE XIV

NOTICES

SECTION 14.1.  All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a Business Day:

(a)    in relation to a Party Subsidiary, at:

c/o Costamare Bulkers Holdings Limited
7 rue du Gabian
98000 Monaco
Attention: Gerant
Email: info@costamarebulkers.mc

(b)    in relation to the Service Provider at:

Costamare Shipping Services Ltd.
60 Zephyrou Street & Syngrou Avenue, Palaio Faliro, Athens, Greece
Attention: General Manager
Email: info@costamare.com

ARTICLE XV

APPLICABLE LAW

SECTION 15.1.  This Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, the laws of England.

SECTION 15.2.  Except for Sections 2.2, 8.6 and 8.7 and Articles X and XI which can be relied on by a Sub-Provider and Sections 2.2, 8.6, 8.7 and 9.4 and Articles X and XI which can be relied on by a Related Service Provider, no other term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

ARTICLE XVI

ARBITRATION

SECTION 16.1.  All disputes arising out of this Agreement and/or any non-contractual obligations connected with it shall be arbitrated in London in the following manner.  One arbitrator is to be appointed by each of the Service Provider and the Party Subsidiaries (acting as one) and a third by the two so chosen.  Their decision or that of any two of them shall be final.  The arbitrators shall be commercial persons, conversant with shipping matters.  Such arbitration is to be conducted in accordance with the London Maritime Arbitration Association (LMAA) Terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

SECTION 16.2.  In the event that a party hereto shall state a dispute and designate an arbitrator in writing, the other party shall have 10 Business Days to designate its own arbitrator.  If such other party fails to designate its own arbitrator within such period, the arbitrator appointed by the first party can render an award hereunder.

SECTION 16.3.  Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.

SECTION 16.4.  The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of this Agreement, including but not limited to the posting of security.  Awards pursuant to this Article XVI may include costs and judgments may be entered upon any award made herein in any court having jurisdiction.

ARTICLE XVII

MISCELLANEOUS

SECTION 17.1.  This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto.  This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

SECTION 17.2.  During the term hereof, the Service Provider will not provide services hereunder through, or otherwise cause any Party Subsidiary to have, an office or fixed place of business in the United States.

SECTION 17.3.  This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

EACH OF THE SUBSIDIARIES SET OUT IN SCHEDULE A

by:

Name: Gregory Zikos Title: Chief Executive Officer, Director

COSTAMARE SHIPPING SERVICES LTD.

by:

Name: Athanasios Beis Title: President

SCHEDULE A

SUBSIDIARIES

AA	Shipowning Companies with Vessels in the water	Vessel	Flag
1	ADSTONE MARINE CORP.	NORMA	Liberia
2	ANDATI MARINE CORP.	VERITY	Marshall Islands
3	ARCHET MARINE CORP.	LIBRA	Marshall Islands
4	ASTIER MARINE CORP.	PARITY	Marshall Islands
5	BAGARY MARINE CORP.	SERENA	Liberia
6	BARBAN MARINE CORP.	ALWINE	Liberia
7	BARRAL MARINE CORP.	DAWN	Liberia
8	BELLET MARINE CORP.	PYTHIAS	Liberia
9	BERMONDI MARINE CORP.	BERMONDI	Liberia
10	BERNIS MARINE CORP.	BERNIS	Marshall Islands
11	BILSTONE MARINE CORP.	MIRACLE	Liberia
12	BLONDEL MARINE CORP.	SEABIRD	Liberia
13	CARNOT MARINE CORP.	AUGUST	Malta
14	COGOLIN MARINE CORP.	URUGUAY	Liberia
15	COURTIN MARINE CORP.	CURACAO	Liberia
16	CROMFORD MARINE CORP.	FRONTIER	Liberia
17	DRAMONT MARINE CORP.	EQUITY	Marshall Islands
18	FABRON MARINE CORP.	ERACLE	Liberia
19	FERRAGE MARINE CORP.	ATHENA	Liberia
20	FONTAINE MARINE CORP.	ACUITY	Marshall Islands
21	FRUIZ MARINE CORP.	ORION	Marshall Islands
22	GASSIN MARINE CORP.	ROSE	Liberia
23	GATIKA MARINE CORP.	MERCHIA	Marshall Islands
24	GRENETA MARINE CORP.	GRENETA	Liberia
25	GUERNIKA MARINE CORP.	DAMON	Marshall Islands
26	KINSLEY MARINE CORP.	DORADO	Liberia
27	LAUDIO MARINE CORP.	HYDRUS	Marshall Islands
28	MARALDI MARINE CORP.	AEOLIAN	Liberia
29	MERLE MARINE CORP.	CLARA	Liberia
30	OLDSTONE MARINE CORP.	ENNA	Liberia
31	POMAR MARINE CORP.	PHOENIX	Marshall Islands
32	RAVENSTONE MARINE CORP.	MAGNES	Liberia
33	SAUVAN MARINE CORP.	SAUVAN	Liberia
34	SHAEKERSTONE MARINE CORP.	ARYA	Liberia
35	SILKSTONE MARINE CORP.	PROSPER	Liberia
36	SOLIDATE MARINE CORP.	RESOURCE	Liberia
37	TERRON MARINE CORP.	FARMER	Liberia
38	VALROSE MARINE CORP.	BUILDER	Liberia

SCHEDULE B

FORM OF ACCESSION LETTER

To:	COSTAMARE SHIPPING SERVICES LTD.

From:	[additional Party Subsidiary]

Dated:

Dear Sirs,

Services Agreement dated [        ] (the “Agreement”)

1	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2
[Subsidiary] agrees to become an Additional Party Subsidiary and to be bound by the terms of the Agreement as an Additional Party Subsidiary pursuant to Section 13.1 of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

4	This Accession Letter is entered into by deed.

COSTAMARE SHIPPING SERVICES LTD.	[Subsidiary]

SCHEDULE C

FORM OF RESIGNATION LETTER

To:	COSTAMARE SHIPPING SERVICES LTD.

From:	[resigning Party Subsidiary]

Dated:

Dear Sirs,

Services Agreement dated [        ] (the “Agreement”)

1	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to Section 13.2 of the Agreement, we request that [resigning Party Subsidiary] be released from its obligations as a Party Subsidiary under the Agreement.

3	This Resignation Letter and any non-contractual obligations arising out of or in connection with are governed by and shall be construed in accordance with English law.

[Subsidiary]

By:

I hereby acknowledge receipt of this Resignation Letter and accept the request set out in clause 2 hereof.

COSTAMARE SHIPPING SERVICES LTD.

By: